Exhibit 10.3

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
MICHAEL MARCKX

This Amendment No. 1 to the Amended and Restated Change in Control Agreement (this "Amendment Agreement") is by and between SPY Inc., a Delaware corporation (the "Company"), and Michael Marckx (the "Executive"). Each party is sometimes individually referred to in this Amendment as a "Party" and collectively as the "Parties." This Amendment Agreement is effective on October 16, 2012,

RECITALS:

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Change in Control Agreement dated as of October 27, 2011 and effective as of December 15, 2011 (the "Change in Control Agreement").

WHEREAS, the Parties now desire to amend the Change in Control Agreement as set forth in this Amendment Agreement in accordance with Section 8 of the Change in Control Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment Agreement and intending to be legally bound, the Parties agree as follows:

    Capitalized terms not otherwise defined in this Amendment Agreement shall have the respective meanings ascribed to them in the Change in Control Agreement.

    Section 1(f) of the Change in Control Agreement is hereby amended and restated in its entirety as follows:

    "Disqualified Party" shall mean any of the current members of the Board, or their affiliates, including, but not limited to, (1) Costa Brava Partnership III, L.P., Roark, Rearden & Hamot, LLP, Seth W. Hamot, an individual; (2) Harlingwood (Alpha) LLC, Fir Geenen, an individual; and (3) The Integrity Brands Fund, LLP, John Pound, an individual, and any affiliates of the foregoing entities and individuals.

    Section 1(i) of the Change in Control Agreement is hereby amended and restated in its entirety as follows:

    (i) "Good Reason" means that one or more of the following have occurred without the Executive's written consent:

    (1) Executive has experienced a material diminution in Base Pay after the Company's public announcement of a Change in Control;

    (2) Executive has experienced a material diminution in his authority, duties or responsibilities as in effect immediately prior to the Company's public announcement of a Change in Control;

    (3) Executive has been notified that he will experience a material change in the geographic location at which he must perform his services to the Company after a Change in Control; or

    (4) The Company has materially breached this Agreement provided that the effective date of any such material breach cannot occur until on or after a Change in Control.

    For purposes of this Agreement, Executive may resign his employment from the Company for "Good Reason" within sixty (60) days after the date that any one of the events shown above in (1) through (4) has first occurred without Executive's written consent within twelve (12) months following the Change in Control. Executive's resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of the written notice. Such written notice must be provided to the Company within the earlier of (i) thirty (30) days of the initial existence of the purported Good Reason event, or (ii) fifteen (15) days following the first anniversary of the Change in Control, and shall describe in detail the basis and underlying facts supporting Executive's belief that a Good Reason event has occurred. Failure to timely provide such written notice to the Company means that Executive will be deemed to have consented to and irrevocably waived the potential Good Reason event. If the Company does timely cure or remedy the Good Reason event, then Executive may either resign his employment without Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.

    Section 2(c) of the Change in Control Agreement is hereby amended and restated in its entirety as follows:

    In the event of a Change of Control which involves a transaction which represents an "enterprise value" of the Company (defined below) less than or equal to $50,000,000 (fifty million dollars) the Company shall pay to Executive an amount equal to $150,000 (one hundred fifty thousand dollars). The amount of any such bonus shall be paid in a lump sum payment on the 60th day after Executive's Termination Date.

    In the event of a Change of Control which involves a transaction described in Section 1(d)(2) or (3) of this Agreement which represents an "enterprise value" of the Company (defined below) over $50,000,000 (fifty million dollars), the Company shall pay to Executive an amount equal to $300,000 (three hundred thousand. The amount of any such bonus shall be paid in a lump sum payment on the 60th day after Executive's Termination Date.

    For purposes of the above, the "enterprise value" of a transaction shall mean (1) the total consideration paid to Company shareholders by the acquiring party or parties, (2) plus indebtedness for bank debt and similar financial liabilities of the Company (including, but not limited debt to the Disqualified Parties) at such closing, (3) minus cash and cash equivalents at such closing, as such enterprise value is determined by the Board as of the transaction closing in good faith. The parties intend that the above determination of enterprise value be made immediately before the transaction closing by the Board as constituted prior to closing to the extent practicable. The Board shall determine the "enterprise value" of an event described in Section 1(d)(1) based on its good faith review of the facts and circumstances surrounding acquisition of the securities referenced in such section as soon as reasonably practicable after it becomes aware of the event.

    Any dispute between the parties must be resolved pursuant to the claims procedures and other processes articulated in the Company's Change of Control Severance Plan ("Plan"). This Amendment Agreement is governed by ERISA and, to the extent applicable, the laws of the State of California, without reference to the conflict of law provisions thereof.

    All provisions of this Amendment Agreement are subject to and governed by the terms of the Plan. No provision of this Amendment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Amendment Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The Plan, the Change in Control Agreement and this Amendment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Amendment Agreement.

    Except as expressly modified herein, all other terms and conditions of the Change in Control Agreement are hereby ratified and confirmed and shall remain in full force and effect.

    This Amendment Agreement may be executed in multiple counterparts and may be delivered via facsimile, electronic mail in portable document format or other means intended to preserve the original graphical content of a signature. Any such counterpart shall constitute an original signature and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment Agreement and made it effective as of the date and year first written above.

SPY INC.	EXECUTIVE
By: /s/ Michael D. Angel	/s/ Michael Marckx
Name: Michael D. Angel	Michael Marckx
Its: Chief Financial Officer, Secretary and Treasurer